Exhibit 99.1

Nationstar Reports First Quarter 2016 Financial Results

  Q1’16 Adjusted EPS of 27 cents, GAAP loss of $1.28 per share
  Servicing profitability of 5.0 basis points (bps)
  Originations pretax income of $40 million
  Xome pretax income of $11 million

DALLAS--(BUSINESS WIRE)--May 4, 2016--Nationstar Mortgage Holdings Inc. (NYSE:NSM) reported adjusted earnings results for the first quarter of $28 million or 27 cents per share, bolstered by strong servicing and originations performance and improvement in Xome. First quarter results were largely consistent with the previous quarter when taking into consideration the $8 million positive impact from the repurchase of debt in Q4'15. For GAAP purposes, the Company had a net loss of $132 million, or $(1.28) per share, of which $161 million or $1.56 per share, after tax, was primarily attributable to changes in fair value.

“We posted solid first quarter earnings led by Servicing, which delivered five basis points in profitability,” said Jay Bray, Chief Executive Officer. "In addition, for the second year in a row, our Servicing operations achieved Fannie Mae’s highest level of performance recognition - the Five STAR designation, which reflects the hard work of our employees and the dedication to our customers. In addition, Originations continues to be a solid bottom line contributor by delivering $40 million in pretax income, and we made significant progress with Xome that we believe will drive earnings in future quarters.”

First Quarter Business Highlights

Servicing Segment

The Servicing segment achieved $49 million of adjusted pretax income, or 5.0 bps based on average UPB of $392 billion, for the first quarter (for GAAP pretax income please reference the table below). Given the solid start to the year, we remain committed to previously-stated goals of achieving quality earnings that exceed 5 bps on average for 2016.

	Quarter Ended
($ in millions, unless noted)	Q4'15		Q1'16
	$	BPS	$	BPS
Adjusted Pretax Income:
Income (loss) before taxes (GAAP)	$118	11.7	$(208)	(21.2)
Other mark-to-market	(67)	(6.7)	253	25.8
Non-recurring expenses	—	—	4	0.4
Adjusted pretax income	$51	5.1	$49	5.0

Adjusted pretax income margin	15%		15%

	Quarter Ended
	Q4'15	Q1'16
Ending UPB ($B)	$398	$386
Average UPB ($B)	$403	$392
60+ day delinquency rate	6.9%	6.5%
Annualized CPR	13.8%	13.5%
Annualized CPR, net of recapture	11.5%	10.9%
Modifications and workouts	15,292	14,716

From a pipeline perspective, we have approximately $57 billion in commitments, which includes the previously announced $55 billion in subservicing expected to board predominantly in the third quarter as well as a small private label security pool. In addition, we have seen an increase in potential subservicing opportunities currently in the market.

Despite continued volatility in interest rates, prepayment speeds improved slightly to 13.5% for the overall platform or 10.9% if the impact of recapture is included. Declining interest rates during the quarter were also the primary cause for the fair value loss on our MSR portfolio which does not consider the value generated by our integrated origination platform.

Non-recurring expense adjustments in Servicing consist of two items. First, $2 million is associated with ramp-up costs for the previously-announced subservicing contract that should board mostly in the third quarter. Second, $2 million is associated with the exercise of a reverse call provision, from which we will sell the associated loans for a significant gain over the next few months.

Originations Segment

The Originations segment generated adjusted pretax income of $40 million in the first quarter, which was in line with our expectations and represents nine consecutive quarters of over $40 million.

	Quarter Ended
($ in millions, unless noted)	Q4'15	Q1'16
Adjusted Pretax Income:
Income before taxes (GAAP)	$43	$40
Non-recurring expenses	—	—
Adjusted pretax income	$43	$40

Adjusted pretax income margin	27%	25%

Funded volume - consumer direct ($B)	$2.4	$2.9
Funded volume - total ($B)	$4.0	$4.2
Recapture percentage	27%	31%
Purchase volume as a percentage of funded volume	21%	25%

The originations platform continues to replenish the MSR portfolio at attractive rates of return. Nationstar funded $4.2 billion of volume, or an increase of 5%, during the quarter driven by the consumer direct channel which accounted for over 60% of the volume. In addition, we saw meaningful increases in both the recapture percentage as well as purchase volume percentage which increased to 31% and 25%, respectively.

Xome Segment

Xome delivered $11 million in pretax income in the first quarter. Earnings were higher sequentially primarily due to increased title volumes and lower marketing and technology spend.

	Quarter Ended
($ in millions, unless noted)	Q4'15	Q1'16
Pretax Income:
Revenue	$98	$101
Expenses	92	90
Total pretax income	$6	$11

Pretax income margin	6%	11%

	Quarter Ended
	Q4'15	Q1'16
Properties sold	4,113	4,165
REO Inventory at period end	8,426	7,892
Xome services completed orders	148,878	161,339
Percentage of revenue earned from third party customers	37%	36%

During the quarter, we made significant operational progress with respect to our property disposition and title operations that should generate a solid improvement in margin as we enter the second quarter. The improvements in the property disposition business were driven largely by enhanced workflow management of the pipeline. In our title business, we continue to board new customers and are working with existing customers to improve order timing to reduce costs and increase conversions. Furthermore, third party revenues remain stable at 36% and we continue to see progress in boarding new clients for a variety of services, including our technology offerings.

Capital and Liquidity

The Company is authorized to repurchase up to $250 million of common stock pursuant to the previously-announced stock repurchase program. As of the date of this release, $94 million of common stock has been repurchased under this program. In addition, since October 14, 2015, we have repurchased $125 million of unsecured senior notes due between 2018 and 2022.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on May 4, 2016, at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 88194717 to access the conference call.

A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.nationstarmtg.com. Please click on the May 4, 2016, Conference Call link to access the call. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 88194717 to access the replay. The replay will be accessible through May 18, 2016.

Non-GAAP Financial Measures

This disclaimer applies to every usage of "adjusted pretax income," "adjusted earnings," "adjusted EPS," and "servicing profitability" in this release. Adjusted pretax income is a metric that is used by management to provide a better depiction of the results of servicing operations by excluding changes in fair value of the MSR and non-recurring expenses. Adjusted earnings is a metric used by management to provide an estimate of earnings by excluding mark-to-market ("MTM") adjustments and non-recurring expenses. Adjusted earnings begins with net income and makes adjustments for taxes, the adjustment for fair value of MSRs and non-recurring expenses. Servicing profitability is a metric used by management to estimate earnings from the servicing segment. Servicing profitability begins with adjusted earnings and adjusts for financing structure payments. For additional servicing GAAP reconciliations, please refer to the Appendix section of the Q4'15 and Q1'16 Investor Supplement.

About Nationstar

Based in Dallas, Texas, Nationstar provides servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Shareholder Relations section of www.nationstarmtg.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding: our Servicing segment's profitability and targets and Xome's pipeline and growth. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in thousands, except per share data)

	For the Quarter Ended
	December 31, 2015	March 31, 2016
Revenues:
Service related, excluding MTM	$353,871	$345,505
Total MTM	66,732	(252,852)
Net gain on mortgage loans held for sale	167,123	171,116
Total revenues	587,726	263,769

Total expenses	416,530	421,477

Other income (expense):
Interest income	107,323	102,843
Interest expense	(165,914)	(160,776)
Gain on repurchase of unsecured senior notes	8,237	77
Gain (loss) on interest rate swaps and caps	(87)	8
Total other expense, net	(50,441)	(57,848)
Income (loss) before income tax expense (benefit)	120,755	(215,556)
Income tax expense (benefit)	41,661	(82,265)
Net income (loss)	79,094	(133,291)
Less: net income (loss) attributable to noncontrolling interests	217	(902)
Net income (loss) attributable to Nationstar	$78,877	$(132,389)

Earnings (loss) per share attributable to common stockholders:
Basic	$0.73	$(1.28)
Diluted	$0.73	$(1.28)
Weighted average shares:
Basic	107,553	103,098
Dilutive effect of stock awards	433	—
Diluted	107,986	103,098

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2015	March 31, 2016
Assets
Cash and cash equivalents	$613,241	$460,951
Restricted cash	332,105	307,564
Mortgage servicing rights, $3,358,327 and $3,088,123 at fair value, respectively	3,366,973	3,096,084
Advances, net	2,223,083	2,070,599
Reverse mortgage interests	7,514,323	7,584,086
Mortgage loans held for sale	1,429,691	1,880,654
Mortgage loans held for investment, net of allowance for loan losses of $3,549 and $3,549, respectively	173,650	166,564
Property and equipment, net of accumulated depreciation of $92,834 and $106,797, respectively	142,836	142,155
Derivative financial instruments	99,699	109,168
Other assets	721,832	733,699
Total assets	$16,617,433	$16,551,524

Liabilities and stockholders' equity
Unsecured senior notes, net of unamortized debt issuance costs $22,940 and $21,535, respectively	$2,025,754	$2,025,265
Advance facilities, net of unamortized debt issuance costs $6,433 and $3,409, respectively	1,639,690	1,563,750
Warehouse facilities, net of unamortized debt issuance costs $3,206 and $2,171, respectively	1,890,320	2,414,495
Payables and accrued liabilities	1,296,387	1,139,400
MSR related liabilities - nonrecourse	1,300,782	1,242,999
Derivative financial instruments	25,260	18,065
Mortgage servicing liabilities	5,823	20,835
Other nonrecourse debt, net of unamortized debt issuance costs $4,558 and $5,758, respectively	6,666,040	6,545,196
Total liabilities	$14,850,056	$14,970,005

Treasury shares at cost; 989 and 7,036 shares, respectively	$(29,780)	$(86,395)
Total stockholders' equity	1,767,377	1,581,519
Total liabilities and stockholders' equity	$16,617,433	$16,551,524

SERVICING SEGMENT INCOME (LOSS) BEFORE TAXES
(dollars in millions, except where noted)

	Quarter Ended
($ in millions, unless noted)	Q4'15		Q1'16
	$	BPS	$	BPS
Operational	$337	33.4	$317	32.4
Amortization	(73)	(7.2)	(65)	(6.6)
Other mark-to-market	67	6.7	(253)	(25.8)
Total revenue	332	32.9	(1)	(0.1)
Expenses	188	18.7	184	18.8
Total other income (expense), net	(26)	(2.6)	(22)	2.2
Income (loss) before taxes	$118	11.7	$(208)	(21.1)

SERVICING SEGMENT: GAAP REVENUE RECONCILIATION
(dollars in millions)

	Quarter Ended
	Q4'15	Q1'16
Operating revenue	$414	$391
Less: MSR financing liability	(28)	(27)
Less: Excess spread - principal	(48)	(47)
Less: Amortization	(73)	(65)
MTM adjustments	67	(253)
GAAP revenue	$332	$(1)

SERVICING SEGMENT: GAAP OTHER INCOME / (EXPENSE) RECONCILIATION
(dollars in millions)

	Quarter Ended
	Q4'15	Q1'16
Other income / (expense)	$(3)	$—
Plus: Excess spread - interest	(23)	(22)
GAAP other income / (expense)	$(26)	$(22)

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION
(dollars in thousands, except per share data)

	For the quarter ended December 31, 2015
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$309,418	$13,245	$97,741	$199	$—	$420,603
Net gain on mortgage loans held for sale	22,451	144,672	—	—	—	167,123
Total revenues	331,869	157,917	97,741	199	—	587,726

Total expenses	187,644	120,384	92,068	16,434	—	416,530
Other income (expense):
Interest income	86,881	16,668	31	3,743	—	107,323
Interest expense	(113,010)	(11,650)	(22)	(41,232)	—	(165,914)
Gain on repurchase of unsecured senior notes	—	—	—	8,237	—	8,237
Gain (loss) on interest rate swaps and caps	(92)	—	—	5	—	(87)
Total other income (expense)	(26,221)	5,018	9	(29,247)	—	(50,441)

Pretax income (loss)	$118,004	$42,551	$5,682	$(45,482)	$—	120,755

Income tax expense (benefit)						41,661
Net income attributable to Nationstar						$79,094
Earnings per share - diluted						$0.73

Adjusted Earnings:
Pretax income (loss)	$118,004	$42,551	$5,682	$(45,482)	—	$120,755
MTM	(66,732)	—	—	—	—	(66,732)
Non-recurring expenses	—	—	—	—	—	—
Adjusted pretax income	$51,272	$42,551	$5,682	$(45,482)	$—	54,023
Taxes						(19,718)
Adjusted earnings						$34,305
Adjusted EPS						$0.32

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION
(dollars in thousands, except per share data)

	For the quarter ended March 31, 2016
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$(24,351)	$15,267	$101,433	$304	$—	$92,653
Net gain on mortgage loans held for sale	23,161	147,943	—	12	—	171,116
Total revenues	(1,190)	163,210	101,433	316	—	263,769

Total expenses	184,356	124,838	89,994	22,289	—	421,477
Other income (expense):
Interest income	84,633	14,561	3	3,646	—	102,843
Interest expense	(106,841)	(13,142)	(25)	(40,768)	—	(160,776)
Gain on repurchase of unsecured senior notes	—	—	—	77	—	77
Gain (loss) on interest rate swaps and caps	(7)	—	—	15	—	8
Total other income (expense)	(22,215)	1,419	(22)	(37,030)	—	(57,848)

Pretax income (loss)	$(207,761)	$39,791	$11,417	$(59,003)	$—	(215,556)

Income tax expense (benefit)						(82,265)
Net income attributable to Nationstar						$(132,389)
Earnings per share - diluted						$(1.28)

Adjusted Earnings:
Pretax income (loss)	$(207,761)	$39,791	$11,417	$(59,003)	$—	$(215,556)
MTM	252,852	—	—	—	—	252,852
Non-recurring expenses	4,170	—	—	2,056	—	6,226
Adjusted pretax income	$49,261	$39,791	$11,408	$(56,860)	$—	43,521
Taxes						(15,885)
Adjusted earnings						$27,636
Adjusted EPS						$0.27

CONTACT:
Nationstar Mortgage Holdings Inc.
Robert Stiles, 972-316-5383